Berliner Communications Announces Name Change to UniTek Global
Services, Inc.

Company to File for CUSIP Number and Ticker Symbol Change

BLUE BELL, PA, June 4, 2010 —Berliner Communications, Inc. (the “Company”) (OTC BB: BERL), a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, broadband cable and satellite television industries, today announced its official name change to UniTek Global Services, Inc.  Due to the change in name, the Company will also file for a new stock ticker symbol and CUSIP number.  As previously announced, the name change is a result of the Company completing its merger with UniTek Holdings, Inc. earlier this year.  The Company will issue another press release to announce the ticker symbol change when it has been completed.

Once the CUSIP number, symbol change and corporate name change are complete, shareholders holding their stock in street name or with a broker will not need to do anything.  Shareholders holding their stock in certificate form may submit their certificates for reissue with the new corporate name and CUSIP number, but existing certificates will continue to be honored.

About UniTek Global Services, Inc.

UniTek Global Services, Inc. is a premier provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 100 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,400 deployed throughout over 110 locations in the United States and Canada.  For more information about us, please visit  www.unitekgs.com.

Contact Info:

Ronald J. Lejman	Nicholas Day
Chief Financial Officer	General Counsel
UniTek Global Services, Inc,	Unitek Global Services, Inc.
1777 Sentry Parkway West	1777 Sentry Parkway West
Suite 302	Suite 302
Blue Bell, PA 19422	Blue Bell, PA 19422
Office: (267) 464-1703	Office: (267) 464-1799
email: rlejman@unitekgs.com	email: nday@unitekgs.com